                                                                    EXHIBIT 12.1

                        DIAMOND OFFSHORE DRILLING, INC.
                       STATEMENT RE COMPUTATION OF RATIOS
                             (THOUSANDS OF DOLLARS)

RATIO OF EARNINGS TO FIXED CHARGES:

                                                         YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------
                                             1997       1996       1995       1994       1993
                                           --------   --------   --------   --------   --------
COMPUTATION OF EARNINGS:
Pretax income from continuing
  operations.............................  $430,061   $212,705   $(13,803)  $(46,425)  $(21,670)
Less: Interest capitalized during the
      period and actual preferred
      dividend requirements
      of majority-owned subsidiaries and
      50%-owned persons included in fixed
      charges but not deducted from
      pretax income from above...........    (4,382)    (3,973)        --         --         --
Add: Previously capitalized interest
     amortized during the period.........       192         --         --         --         --
                                           --------   --------   --------   --------   --------
Total earnings, before fixed charge
  addition...............................   425,871    208,732    (13,803)   (46,425)   (21,670)
                                           --------   --------   --------   --------   --------
COMPUTATION OF FIXED CHARGES:
Interest, including interest
  capitalized............................    15,241      6,831     27,052     31,346     25,906
                                           --------   --------   --------   --------   --------
Total fixed charges......................    15,241      6,831     27,052     31,346     25,906
                                           --------   --------   --------   --------   --------
TOTAL EARNINGS AND FIXED CHARGES.........   441,112    215,563     13,249    (15,079)     4,236
                                           --------   --------   --------   --------   --------
RATIO OF EARNINGS TO FIXED CHARGES(1)....     28.94      31.56         --         --         --
                                           ========   ========   ========   ========   ========

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(1) The deficiency in the Company's earnings available for fixed charges for the years ended December 31, 1995, 1994, and 1993 was approximately $13.8 million, $46.4 million, and $21.7 million, respectively.